UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2016

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts		01960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2016, Analogic Corporation (the “Company”) announced that James W. Green will step down as President and Chief Executive Officer and resign from his position as a member of the Company’s Board of Directors, effective October 31, 2016, and will pursue other opportunities. The Company’s Board of Directors has appointed medical imaging industry executive Dr. Fred B. Parks, who has been a director of the Company since 2007, to serve as the Company’s new President and Chief Executive Officer, effective as of October 31, 2016.

Dr. Fred B. Parks, age 69, has substantial experience as a senior executive and board member for a number of technology companies, particularly in the medical device and medical imaging industries. Dr. Parks served as Executive Chairman and Chief Executive Officer of Enovate Medical, a manufacturer of innovative point-of-care products, services and solutions designed to improve clinical workflow and enhance patient care, from 2015 until October 2016 and as Chief Executive Officer and director of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, from 2011 to 2013. Previously, Dr. Parks held positions as President, Chief Operating Officer, and director of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and director of EG&G, Inc. (now PerkinElmer), a diversified technology company. Dr. Parks is also a member of the board of directors of NuVectra Corporation, a company focused on the development and commercialization of neurostimulation technology. In addition to his past service on the boards of NDS, Urologix, EG&G, and St. Jude Medical, Dr. Parks served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, from 2010 to 2011.

Dr. Parks and the Company have executed an employment agreement dated as of October 27, 2016 (the “Employment Agreement”), as well as (i) a proprietary information and inventions agreement attached as Exhibit A to the Employment Agreement and (ii) a non-competition and non-solicitation agreement attached as Exhibit B to the Employment Agreement. The full text of the Employment Agreement, as well as the exhibits thereto, is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The following description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement.

Under the Employment Agreement, Dr. Parks’ at-will employment with the Company as President and Chief Executive Officer will commence on October 31, 2016. His initial annualized base salary will be $650,000.00 (the “Annual Base Salary”). Effective as of October 31, 2016, Dr. Parks will be eligible to participate in the Company’s Annual Incentive Program for the Company’s 2017 fiscal year (the “FY17 AIP”) with a target award equal to 100% of his Annual Base Salary on a non-prorated basis (with a guaranteed minimum FY17 AIP award of 50% of the Annual Base Salary, and which target bonus percentage the Company has agreed not to reduce). Dr. Parks’ participation in the FY17 AIP will be according to valuation methodologies and other terms and conditions as applicable to other similarly situated executives of the Company.

The Employment Agreement further provides that, as of October 31, 2016, the Company will grant Dr. Parks a number of restricted stock units having an aggregate initial grant date value of $2.8 million, as measured by the closing price of the Company’s common stock on the grant date (the “RSU Grant”). The RSU Grant will vest (i) with respect to 50% of the RSU Grant, based on the achievement of performance goals to be mutually agreed upon by the Company and Dr. Parks with respect to the second, third and fourth quarters of the Company’s 2017 fiscal year and (ii) with respect to the other 50% of the RSU Grant, based on the achievement of performance goals to be mutually agreed upon by the Company and Dr. Parks with respect to the Company’s 2018 fiscal year, provided that, if the performance goals in (i) are not achieved, the 50% RSU Grant referenced in (i) shall remain outstanding and shall vest solely to the extent that the performance goals in (ii) are achieved, and provided further, that, in the case of both (i) and (ii), vesting will be subject to Dr. Parks’ continued employment with the Company through each applicable vesting date. The RSU Grant will be granted under and subject to the terms of the Company’s Amended and Restated 2009 Stock Incentive Plan, and will also be subject to Dr. Parks’ acceptance of the applicable award agreement, which agreement includes a non-competition covenant.

In addition to the RSU Grant, the Company will, as of October 31, 2016, grant Dr. Parks a number of restricted stock units having aggregate initial grant date value of $132,500.00, as measured by the closing price of the Company’s common stock on the grant date (the “Additional RSU Grant”). The Additional RSU Grant will vest on the six month anniversary of the grant date, subject to Dr. Parks’ continued employment with the Company through such vesting date. The Additional RSU Grant will be granted under and subject to the terms of the Company’s Amended and Restated 2009 Stock Incentive Plan, and will also be subject to Dr. Parks’ acceptance of the applicable award agreement, which agreement includes a non-competition covenant.

Under the Employment Agreement, Dr. Parks receives four weeks per year of vacation, and is entitled to participate in such health and other benefit programs (including the Company’s Non-Qualified Deferred Compensation Plan) as are offered to other similarly situated executives of the Company, subject to the eligibility requirements and other terms of such programs. The Company will also reimburse Dr. Parks for up to $350,000.00 of relocation expenses.

If Dr. Parks’ employment is (i) terminated by the Company prior to the second anniversary of his start date other than for cause or by reason of Dr. Parks’ death or disability or (ii) terminated by the Company without cause and not for death or disability, or if Dr. Parks resigns for good reason, within twenty-four months following a change in control event, then provided Dr. Parks has executed a general release in favor of the Company and certain others which reaffirms Dr. Parks’ continuing obligations under the proprietary information and inventions agreement and non-competition and non-solicitation agreement attached to his Employment Agreement and any other restrictive covenant agreements between Dr. Parks and the Company, the Company will (a) beginning on the 60th day following the date of termination, pay to Dr. Parks a sum equal to the Annual Base Salary payments he would have received had he remained continuously employed by the Company through the second anniversary of his start date, such payments to be made in approximately equal installments, (b) on the 60th day following the date of termination, provide Dr. Parks with a lump sum payment equal to his Annual Base Salary, (c) provide continued medical and dental coverage following the date of termination through the second anniversary of Dr. Parks’ start date, (d) pay to Dr. Parks a sum equal to his actual incentive award, if any, as calculated according to the Annual Incentive Program for the fiscal year in which Dr. Parks’ termination occurs, and (e) provide that the service-based vesting of the RSU Grant will be deemed satisfied such that Dr. Parks will receive the same benefits thereunder as he would have received had he remainder employed through each applicable vesting date thereunder, based on the level of achievement of any applicable performance conditions. If Dr. Parks is terminated by the Company for cause, or by reason of Dr. Parks’ death or disability, or by the Company other than for cause on or after the second anniversary of the start date, the Employment Agreement will terminate without further obligations to Dr. Parks.

In connection with Mr. Green’s resignation and the termination of his employment with the Company, the Company and Mr. Green entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) dated as of October 22, 2016, as well as a non-competition and non-solicitation agreement attached as Attachment B to the Separation Agreement. The full text of the Separation Agreement, plus all exhibits and attachments thereto, is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The following description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement.

Under the Separation Agreement, Mr. Green will remain employed by the Company through October 31, 2016 (the “Separation Date”). Under the Separation Agreement, the Company has agreed, provided that Mr. Green has not revoked the Separation Agreement, that, for the period starting on the first regular payroll date following the 30th day after the Separation Date (the “Payment Commencement Date”), the Company will, for a 12-month period (the “Severance Period”), provide Mr. Green with severance pay in the form of salary continuation payments at Mr. Green’s current annual base salary rate of $624,000.00. On the Payment Commencement Date, the Company will also provide Mr. Green with a lump sum payment equal to the sum of (i) $624,000.00 representing Mr. Green’s target bonus payment for the current fiscal year and (ii) $15,000.00, less all applicable taxes and withholdings. In addition, to the extent provided and permitted under the applicable plan documents, Mr. Green will be entitled to receive Company matching contributions for his 401(k) Retirement and Non-Qualified Deferred Compensation Plan contributions for 2016. The Company will also continue to pay its then-current share of premium payments for Mr. Green’s group health and dental insurance through the earliest of (a) 18 months following the Separation Date, (b) the date Mr. Green becomes employed with benefits substantially comparable to the benefits provided under the corresponding Company plan or (c) the date Mr. Green otherwise becomes ineligible for COBRA benefits. Lastly, the Company will extend, until such date that is six months following the Separation Date, the exercise period for all outstanding options to purchase shares of the Company’s common stock to which Mr. Green has vested as of the Separation Date.

Mr. Green’s receipt of severance under the Separation Agreement is conditioned on Mr. Green providing a release of all claims in favor of the Company, and an executed non-competition and non-solicitation agreement, and reaffirming a proprietary information and inventions agreement.

The Company issued a press release on October 24, 2016, announcing the foregoing events, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Dr. Parks and the Company dated October 27, 2016

10.2	Separation and Release of Claims Agreement between Mr. Green and the Company dated October 22, 2016

99.1	Press Release dated October 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

October 27, 2016	By:	/s/ John J. Fry
Name: John J. Fry
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Dr. Parks and the Company dated October 27, 2016

10.2	Separation and Release of Claims Agreement between Mr. Green and the Company dated October 22, 2016

99.1	Press Release dated October 24, 2016